Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 to be filed on November 26, 2010, of our report dated June 28, 2010, relating to the consolidated financial statements of YPF SOCIEDAD ANONIMA (“YPF”), which report expresses an unqualified opinion and includes an explanatory paragraph stating that the accounting principles generally accepted in Argentina vary in certain significant respects from accounting principles generally accepted in the United States of America and that the information relating to the nature and effect of such differences is presented in Notes 13, 14 and 15 to the consolidated financial statements of YPF, and of our report dated June 28, 2010, relating to the effectiveness of YPF’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of YPF for the year ended December 31, 2009, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

Buenos Aires, Argentina
November 25, 2010

Deloitte & Co. S.R.L.

/s/ Diego O. De Vivo
Diego O. De Vivo
Partner